  EXHIBIT 10.1

Forward Purchase Agreement

This Agreement (the “Agreement”) is made as of ________ 02/08/2023 _______________ by and between:

SOL DNA STH PACIFIC PTY LTD, ACN 665 263 025; an Australian Company. 155 The Entrance Rd Erina NSW 2250 Australia.

(“Buyer”) AND

Allied Colombia S.A.S , a Colombian Corporation, having its principal place of business located at Carrera 49 # 54 73 Barrio Pan de Azucar, Bucaramanga, Colombia

(“Seller” or “Allied”)

For purposes of this Agreement, Seller and Buyer may from time to time be collectively referred to jointly as the “Parties” or individually referred to singly as a “Party”.

WHEREAS

●	The Seller is a Colombian Corporation incorporated under the laws of Colombia with license to export cannabis products.

●

The Buyer is a legal entity incorporated under the laws of _Australia_ and maintains a license or is connected to companies in Australia that have license to possess, distribute and sell cannabis products. The Buyer is a part of a consortium that buys large quantities of wholesale cannabis based product.

I.

Master Agreement for Sale of Product. Unless otherwise specifically agreed in writing between Buyer and Seller, this Forward Purchase Agreement will govern the transaction whereby Buyer agrees to purchase from Seller processed cannabis to specification, which Seller agrees to deliver to Buyer pursuant to the Delivery Schedule. “Product” means the amount of dried cannabis flower that Seller agrees to sell to Buyer and Buyer agrees to buy from Seller under this Forward Purchase Agreement.

II.	Terms. NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree to all of the following terms herein.

1

A.	Exclusivity. The Seller and the Buyer intend to execute a Master Distribution Agreement whereby the Seller would agree to sell its Products exclusively to Buyer for the use in manufacture and sale within Australia. This is expected to occur during or about Q4 2023, once the current Forward Purchase Agreement has been in effect for a period of time and the Buyer has been able to determine its longer term Product needs. Such an Exclusivity may take the form of Buyer selling the Seller’s Products to third parties within Australia and may include minimum Purchase Orders, subject to periodical review.

B.	Goods to be Sold and Minimum Standards. The cannabis flower shall be produced to specification that the buyer and seller reasonably agree upon (onward as the “Product”). Pursuant to the parties’ mutually agreed upon approval of testing of the flower prior to shipping. Seller will provide COA’s (Certificate of Analysis) and certificate of conformity for the flower in order to begin the import/export process steps. Notwithstanding, the Product supplied will meet the quality standards, namely the full TGO93 requirements post release from manufacturing.

C.	Product Uses: the Buyer agrees and represents to the Seller that the Product acquired under the terms of this Agreement will be used for medical or scientific purposes only.

D.	Price and Quantity. Seller agrees to sell, and Buyer agrees to buy that quantity of cannabis distillate set forth on Exhibit A at the prices set forth on Exhibit A.

E.	Forward Pricing and Seller Compensation. Buyer shall compensate and make payment(s) to Seller under this Agreement and as per the pricing matrix/payment schedule as outlined in Exhibit A to this agreement.

I.	Buyer shall make payment(s) directly to Seller by wire transfer using the wiring instructions furnished to Buyer by Seller, the delivery and receipt of which are hereby acknowledged by Buyer.

II.

Should Buyer fail to make payment as per payment within 5 days of invoice and under the conditions stated in the corresponding invoice and as required under this agreement, then: (1) Buyer shall be in default under the Agreement; (2) Seller, at its option, may cancel this Agreement and be relieved of any and all obligations herein; (3) Seller may elect to sell the product to another purchaser; (4) Seller shall be entitled to keep Buyer’s first payment as a non-refundable deposit; (5) Seller shall retain any and all legal remedies at law and in equity with respect to the breach of this Agreement.

2

F.	Delivery. “Delivery” shall be accomplished by Seller making products available to Buyer for transport from Brisbane, Australia by Seller pursuant to the Delivery. The products from the Seller’s production facility in Colombia shall be sold as CIP (the “Incoterms”) and all shipping expenses shall be paid by the Buyer. Seller shall, upon the request of Buyer, provide Buyer with prospective transportation companies available to transport Products and the approximate transportation expenses charged by said transportation companies to transport products. Buyer shall keep Seller reasonably informed in advance, in writing, of the time, date, transportation company, and names of all persons employed by said transportation company that will be transporting the Products. At the time of Delivery to the carrier, Buyer shall provide Seller with all transportation documents and records related to the transport of the Products. Title to Products shall pass from Seller to Buyer at the completion of Incoterms. Unless due to Sellers negligence, the Seller is not responsible for any consequential damages arising to the Buyer due to any form of government intervention.

G.	Mutual Right to Assign. Buyer or Seller may from time to time, assign some or all of its interest(s) under this Agreement and may delegate some or all of its obligations under this Agreement to any other third party subject to the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that no such assignment or delegation shall relieve the other party of its obligations or liability under this Agreement, and the other party and any third-party assignee under this provision shall thereafter be jointly and severally liable for all obligations, promises, warranties, covenants, and liability contained within or arising out of this Agreement.

H.	Limited Warranty. At the time of Delivery, Seller warrants only to Buyer that all Products delivered pursuant to the Agreement will conform to the requirements and allowable variances of this Agreement, and Seller’s warranties shall be enforceable by Buyer, but not Buyer’s customers. Other than the foregoing express warranty and express promises within this Agreement, the Parties acknowledge and agree that Seller makes no other warranties or representations regarding the condition of the Products and specifically disclaims any express or implied warranty, not specifically covered under the other provisions of this Agreement, regarding the Product’s merchantability, fitness for any particular use, fitness for human or animal consumption, or conformance to any other standard or specification.

I.	Seller’s Additional Promises. Seller hereby declares that all information provided or to be provided to Buyer will be true and correct in all material respects. Seller hereby declares that its business entity is an entity which is duly organized, validly existing, and in good standing under the laws of Colombia. Seller avers that it has the authority, pursuant to its Articles of Incorporation and other relevant documents and licenses to enter into this Agreement and to consummate the transaction provided for herein, and all company action has been taken to approve this Agreement and the transaction contemplated herein. Upon delivery, Seller hereby declares that it has a good and marketable title to the Products. Seller hereby declares and Buyer acknowledges that Seller has access to Producers that have all necessary licenses and permits to carry on its business in the ordinary course, and Seller at all times will conduct its business in accordance with all applicable material federal, state and local laws, rules, and regulations.

3

J.	Buyer’s additional promises. Buyer hereby declares that all information provided, to be provided, or that has been provided prior to the execution of this Agreement to Seller has and will continue to be true and correct in all material respects. Buyer’s business entity is a corporation, which is duly organized, validly existing, and in good standing under the laws of Australia. Buyer hereby declares it has the authority, pursuant to its Articles of Organization, Operating Agreement or other relevant document related to the operation of the Business to enter into this Agreement and to consummate the transaction provided for herein, and all company action has been taken to approve this Agreement and the transaction contemplated herein. Buyer hereby declares that there is no suit, action, arbitration or legal proceeding pending or, to the actual and/or constructive knowledge, threatened, against or affecting Buyer, its Business or any of its Assets. Buyer hereby declares that it has all necessary licenses and permits to carry on its business in the ordinary course, and Buyer at all times will conduct its business in accordance with all applicable material federal, state and local laws, rules and regulations. Buyer represents and warrants that it has the capacity to purchase the Products in the amount, by the time, and through the manner and medium set forth herein.

K.

Confidentiality. The Parties agree that the contents of this Agreement shall be kept confidential between the Parties (and their employees, intermediaries and agents) and, except as required by law, shall not be disclosed to any third- party without the express written consent and mutual agreement by the Parties in writing.

L.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada (the “Venue”), without regard to its conflict of law principles. In connection with any litigation arising hereunder, the Parties hereby (i) irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and provincial courts situated in Kelowna, British Columbia and (ii) irrevocably and unconditionally waive any objection to the laying of venue of any such action or proceeding in any such court and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement shall be interpreted in accordance with the Uniform Commercial Code as adopted in British Columbia, Canada. Both parties waive any claim as to punitive damages against the other Party.

M.

Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded or canceled in whole or in part, except by written instrument signed by the Parties hereto which makes specific reference to this Agreement and which specifies that this Agreement is being modified, amended, rescinded or canceled.

4

N.	Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

O.	Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby, or by any related document, or by law. Any failure of a Party to comply with any obligation contained in this Agreement may be waived by the Party in writing.

P.	Binding Agreement. This Agreement shall bind the parties hereto, their heirs, administrators, executors, successors, and assigns.

Q.	Entire Agreement. This Agreement and Exhibit A contain the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement may not be assigned by operation of law or otherwise without the express written consent and mutual agreement of the Parties, which consent can be withheld for any or no reason.

R.	Force Majeure. No liability shall result from delay in performance or nonperformance caused by circumstances beyond the control of the Party affected.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date and year first above written, regardless of the date actually signed

BUYER

/s/ Todd Van Skiver

SOL DNA STH Pacific Pty Ltd

Todd Van Skiver

SELLER

Allied Colombia S.A.

/s/ Benjamin Rocha /s/ Calum Hughes

By: Benjamin Rocha, Authorized Signor

5